EXHIBIT 10.1

October 15, 2009

Mr. William E. Ford

***FISMA & OMB Memorandum M-07-16***.

Dear Mr. Ford,

As we have discussed, on December 11, 2008, NYSE Euronext (the “Company”) erroneously credited 13,251 shares (the “Shares”) of its common stock to an account in your name at the Company’s transfer agent. Because the Company was not yet legally or contractually authorized to deliver the Shares to you, and you were not legally or contractually entitled to receive the Shares until after your April 2, 2009 retirement from the board of directors of the Company, on May 28, 2009 the Company requested that you return the Shares together with funds in the amount of $2,140, representing interest accrued on the value of the Shares as of December 31, 2008.1 You returned the Shares to the Company on June 5, 2009 along with funds in the amount of $2,140. Because of your retirement from the board of directors of the Company on April 2, 2009, the Company re-delivered the Shares to you on June 10, 2009, in accordance with the terms of your RSU agreement.

We have agreed that, unless you are advised by your tax advisor that it is not necessary to do so, based on changes in applicable law or understanding of facts occurring after the date of this letter, you are required to report receipt of the Shares on your federal income tax return for the year ended December 31, 2008 and pay to the Internal Revenue Service (the “Service”) the tax imposed by Section 409A of the Internal Revenue Code (the “Code”) in respect of receipt of the Shares on December 11, 2008 (such tax, including the incremental federal and state income tax and employment taxes resulting from the inclusion of the value of the Shares in your gross income in 2008 and the 20% tax imposed by Section 409A(a)(1)(B)(i)(II) of the Code, based upon the value of the Shares as of December 31, 2008 and excluding the premium interest tax under Section 409A(a)(1)(B)(ii) of the Code, the “409A Tax”). For the purpose of calculating the 409A Tax, the amount of gross income attributable to the receipt of the Shares will be $363,077, and the 20% tax will be 20% of that amount, or $72,615.40. The Company has sent you a Form 1099 for the year 2008.

The Company agrees to reimburse you promptly upon request for (i) the 409A Tax that you pay in respect of the Shares for the year ended December 31, 2008, together with (ii) any legal or accounting expenses (including without limitation fees and expenses relating to future audits) reasonably incurred by you in connection with the matters herein discussed and (iii) such additional amounts that are necessary so that the net amount that you receive after the payment of all federal and state taxes (including without limitation income and employment taxes) in respect of amounts referred to in clauses (i), (ii) and (iii) equals the amounts referred to in clauses (i) and (ii).

In return, you agree that, in light of the fact that you returned the Shares to the Company on June 5, 2009, upon request of the Company not later than March 31, 2010, which request you agree not to unreasonably deny, when you file your federal income tax return for the year ending December 31, 2009 (your “2009 Tax Return”), pursuant to Section 1341 of the Code you will claim a credit for the 409A Tax paid in respect of the Shares for the year ended December 31, 2008 (and include a disclosure with respect to the claim if your tax adviser considers it appropriate to do so), and you agree to reimburse the Company for (i) the amount of such credit (to the extent not disallowed by the Service) promptly after filing your 2009 Tax Return, unless you are advised by your tax advisor that there is more than an insignificant risk that the Service will disallow such credit in whole or in part, in which case promptly at the earlier of (x) the time such credit (to the extent not disallowed) becomes no longer subject to disallowance by the Service and (y) the time you are advised by your tax advisor that there is no longer more than an insignificant risk that the Service will disallow such credit, together with (ii) the after-tax interest that you would have earned had you deposited the amount of such credit (to the extent not disallowed) in your regular bank savings account on the day you file your 2009 Tax Return and (iii) such additional amounts so that, after taking into account the deductibility of the amounts referred to in clauses (i), (ii) and (iii) for federal and state income tax purposes, the effective net amount you pay to the Company under clauses (i), (ii) and (iii) equals the amount referred to in clauses (i) and (ii).

In addition, you agree that if the Service modifies its policy to permit a refund of the 409A Tax that you pay (and for which we reimburse you) in respect of the Shares for the year ended December 31, 2008, then at the Company’s request, which you agree not to unreasonably deny, you will claim the refund, for federal and state purposes, for the year ended December 31, 2008 rather than the year ending December 31, 2009 and then reimburse the Company for (i) the amount of such refund (including any interest), to the extent received, promptly at the time of receipt, together with (ii) such additional amounts so that, after taking into account the deductibility of the amounts referred to in clauses (i) and (ii) for federal and state income tax purposes, the effective net amount you pay to the Company equals the amount referred to in clause (i).

If, in connection with the filing of your 2009 tax return, you or your advisor conclude it would be unreasonable to claim a credit for the 409A Tax paid in respect of the Shares for the year ended December 31, 2008, you will make arrangements for us to discuss the matter with your tax advisor prior to your filing of such return and will provide us with adequate time to do so, and you agree to provide us with such documentation as we reasonably request in order to substantiate any potential reimbursements contemplated hereunder.

The Company agrees to reimburse you on an after-tax basis for any additional taxes and interest and penalties thereon, including without limitation interest and penalties arising from an underpayment of tax at such time as you filed for an extension of your 2008 tax return, to the extent that such underpayment is attributable to not taking into account your receipt of the Shares in 2008 and/or the 409A Tax (together with reasonable expenses) imposed by the Service in respect of or relating to your receipt of the Shares on December 11, 2008, or the method of Section 409A correction or Section 1341 mitigation described in this letter, provided that you give prompt notice to the Company of any such imposition, and assertion thereof, so that the Company may contest it. We acknowledge that you may incur penalties in connection with tax payments due (either actual or estimated) in connection with the exclusion of such amounts as described herein from your filing of an extension of the April 15, 2009 tax return deadline. The Company will not contest these penalties.

Further, the Company agrees to reimburse you for (i) any additional taxes incurred in connection with your receipt of shares on June 10, 2009 which exceeds the tax you would have incurred had the shares been delivered to you on April 29, 2009, and (ii) $2,140, together with (iii) such additional amount so that the net amount that you receive after the payment of federal and state income taxes in respect of amount referred to in clauses (i), (ii) and (iii) equals the amount referred to in clauses (i) and (ii), less (iv) $17,400, representing the agreed present value benefit to you of your increased tax basis in the Shares for which you have been compensated under this agreement.

Finally, to the extent a refund of the Section 409A Tax either is not claimed or is disallowed, you agree to pay promptly to the Company (i) the amount by which your 2009 federal and state taxes, including without limitation income and employment taxes, are reduced by reason of the payment of such taxes for the 2008 tax year for which you have been compensated under this agreement, but excluding the benefit to you of your increased basis in the shares described in the preceding paragraph, together with (ii) such additional amounts so that, after taking into account the deductibility of the amounts referred to in clauses (i) and (ii) for federal and state income tax purposes, the effective net amount you pay to the Company equals the amount referred to in clause (i).

[1]	The interest amount was calculated at the rate of 1.36% on the value of the Shares as of December 31, 2008, $363,077, accrued through June 5, 2009.

For purposes of determination of the amounts so payable under this agreement, whether to or by the Company, you agree to provide to the Company with either (a) sufficient documentation (including tax returns) to enable the Company to make or confirm such determination, or (b) the statement of a nationally recognized accounting firm attesting to the amount so due or payable under this agreement. References in this letter to “taxes” and “income taxes” are understood to include employment, self-employment and related taxes.

In the event that the Service challenges a position taken by you under the terms of this agreement, you authorize the Company to dispute the Service’s challenge (but, in the event that you are in a contest regarding other matters in connection with your income tax return, only in the forum chosen by you), at the Company’s expense (including fees of your counsel relating to the matters indemnified in this letter), with the understanding that such authorization will not extend to the commencement of tax litigation on your behalf.

Without your prior written consent, the Company hereby agrees to maintain the confidentiality of and not disclose to any person or entity any documentation provided or disclosed by you or your advisors pursuant to this agreement or any other information concerning your and your family’s tax status, position and affairs, including, without limitation, tax returns (collectively, “Confidential Information”), provided that the Company may disclose your Confidential Information to its advisors who have a need to know in order to enable the Company to perform its obligations under this agreement and who have either agreed in writing to maintain the confidentiality of the Confidential Information or are subject to a privileged professional obligation to maintain the confidentiality of the Confidential Information (the “Representatives”). In the event that the Company Party or its Representatives becomes legally compelled to disclose any of the Confidential Information, the Receiving Party will provide you with prompt written notice so that you may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph. In the event that such protective order or other remedy is not obtained, or that you waive compliance with the provisions of this paragraph, the Company will cooperate with you to determine the portion of the Confidential Information that is required to be disclosed and the Company will exercise its best efforts to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

This agreement is binding upon the Company and its successors and assigns and upon you and your heirs, legal representatives, distributees, successors and assigns, and shall be construed in accordance with the internal laws of the State of New York.

If the foregoing accurately reflects our agreement, please so indicate by signing the enclosed counterpart hereof in the space indicated and returning the same to us, whereupon the agreements contained herein shall become binding on you and the Company. This agreement may be executed in counterparts.

Very truly yours,

NYSE EURONEXT

By:	/s/ Janet Kissane
Name: Janet Kissane Title: SVP - Legal & Corporate Secretary

Agreed:	/s/ William E. Ford
William E. Ford